Exhibit 10.1

TECHNOLOGY OPTION AGREEMENT

This Technology Option Agreement (“Agreement”) is made by and between Mayo Foundation for Medical Education and Research, a nonprofit corporation, located at 200 First Street S.W, Rochester, MN 55905, USA ("MAYO"), and TapImmune, Inc., a for-profit corporation, located at 800 Bellevue Way, Suite 400, Bellevue, WA 98004 ("COMPANY"). The Effective Date of this Agreement is May 25, 2010. MAYO and COMPANY shall be collectively referred to as “Parties” in this Agreement.

WHEREAS, certain inventions relating to the anti-cancer use of certain HLA-DR binding peptides have been developed in connection with MAYO's research, clinical, and education programs;

WHEREAS, by the assignment of the inventions from the developers, MAYO is an owner of such inventions and is pursuing related patent applications;

WHEREAS, COMPANY is engaged in the business of developing and commercializing prophylactic and therapeutic technologies against cancer and infectious diseases;

WHEREAS, COMPANY desires to collaborate with MAYO according to the terms hereof to develop, test, and evaluate such inventions at MAYO and to obtain an exclusive right to negotiate for a license from MAYO to commercialize such inventions; and

WHEREAS, MAYO is willing to enter into such collaboration with the COMPANY under the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1.  Definitions.

1.1 "Technology" shall mean the work of Dr. Keith Knutson, PhD and his research group at MAYO on the anti-cancer use of certain peptide epitopes that are covered by the Patent Cooperation Treaty application titled “HLA-DR binding  peptides and their uses” (international application number PCT/US2008/081799 and MAYO Tech ID# 2007-223) attached herewith as Exhibit A and incorporated herein by reference, and all national stage applications, divisionals, continuations therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates. “Technology” shall also include any and all data covered by any one of the claims of the patent attached as Exhibit A and generated by MAYO during the Agreement Term (described in Article 5 of this Agreement).

1.2 "Product" is any commercial embodiment utilizing or derived from the Technology.

Article 2.  Option.

2.1 In order for the COMPANY to evaluate the commercial and technical merits of this Technology, MAYO, for the Agreement Term, grants the COMPANY an exclusive, worldwide option to become an exclusive licensee of MAYO’s rights to the Technology (“Option”). Subject to Section 2.4 below, Parties acknowledge for the avoidance of any doubt that the Option granted under this Section 2.1 shall terminate upon the expiration of the Agreement Term described in Article 5 of this Agreement.

2.2 MAYO acknowledges that subject to the approval and guidance of the United States Food and Drug Administration (“FDA”) MAYO plans to conduct a Phase I human clinical trial (“Phase I Trial”) to test and develop the Technology. As a part of the consideration for the Option granted herein, the COMPANY agrees that it shall, during the period of the Option and upon approval of FDA to conduct the above mentioned Phase I Trial, pay all the costs incurred by MAYO and invoiced to the COMPANY, but not to exceed a total of Eight Hundred and Forty One Thousand (US $841,000), as sponsored research funding for MAYO to conduct such Phase I Trial. MAYO shall apply for the necessary approvals with the FDA to conduct such Phase I Trial and promptly inform the COMPANY of the receipt of such approval. Both Parties agree that within thirty (30) days after MAYO informs the COMPANY in writing about the receipt of FDA approval to initiate the Phase I Trial, Parties shall enter into the Investigator Initiated Research Agreement substantially similar to the agreement attached hereto as Exhibit B and incorporated herein by reference (“IIRA”) to facilitate the Phase I trial. Except for the necessary disclosures required by the FDA during and after the performance of the Phase I Trial, MAYO shall hold all the data and results generated from the Phase I Trial confidential during the Agreement Term and an additional period of thirty (30) days thereafter. Parties acknowledge that certain information is left blank in the attached IIRA with the intention of completing such factual information at the time of executing the IIRA. Except for the inclusion of such necessary factual information, the Parties agree that there shall be no other modifications to the IIRA prior to its execution. The disbursement of the sponsored research amount to MAYO mentioned in this Section 2.2 shall be governed by the terms of such IIRA.

2.3 In addition to the sponsored research funds provided under Section 2.2 above, the COMPANY shall pay MAYO Sixty Five Thousand United States Dollars (US $65,000) upon signing this Agreement as consideration for the Option granted by MAYO under this Agreement. This amount shall be fully due and payable to MAYO within fourteen (14) business days from the signing of this Agreement by the signatory of the COMPANY.

2.4 Should the COMPANY, on or before the expiration of the Option granted in Section 2.1 above, express to MAYO in writing their desire to license the Technology, both Parties agree to negotiate in good faith a license agreement for the use, manufacture and sale of the Product on the terms attached herewith as Exhibit C and incorporated herein by reference, and on such additional commercially reasonable terms and conditions that MAYO or TapImmune desire to include in the License Agreement. Parties agree that such negotiations shall be conducted in good faith and concluded or abandoned no later than one hundred and twenty (120) days after the expiration the Agreement Term. In the event such negotiations do not result in a definitive, signed license agreement within one hundred and twenty (120) days after the expiration of the Agreement Term, MAYO shall have no further obligations hereunder to negotiate with the COMPANY, and MAYO may thereafter license, transfer, exploit, or otherwise use the Technology in any manner it determines in its sole discretion, provided that if MAYO offers to license another entity on financial terms that are more favorable than those terms first offered to COMPANY, COMPANY shall, for a period of thirty (30) days from the date that it learns about such offer by MAYO,  have  the right of first refusal to acquire said license on the basis of said more favorable financial terms.

2.5 Nothing in this Agreement shall be construed as a grant by MAYO to the COMPANY, by license or otherwise, of any rights to the Technology other than as expressly provided herein.

Article 3.  Authorized Use.

3.1 The COMPANY shall, during the Agreement Term, use the Technology and MAYO’s Confidential Information solely for the purpose of evaluating the Technology for entering into a license agreement with MAYO and for the purpose of supporting the Study, and shall not incorporate the same or use the same for its direct or indirect commercial advantages.

3.2 The COMPANY and MAYO shall not use, expressly or by implication, any trademark or trade name of the other party, or any contraction, abbreviation, simulation or adaptation thereof, or the name of any of the other party's staff in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other party. With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the MAYO’s Public Affairs Business Relations Group at the following E-mail address: publicaffairsbr@mayo.edu at least ten (10) business days prior to date on which a response is needed.

Article 4.  Confidentiality.

4.1 The COMPANY covenants and agrees that it shall, during the term of this Agreement and for a period of five (5) years from the expiration of this Agreement, keep secret all documents, recordings, materials, knowledge, or other business or technical information of any nature whatsoever which was disclosed to the COMPANY by MAYO, or to which it otherwise had access as a result of this Agreement, or which it generated as a result of its access to the Technology (the "Confidential Information"). COMPANY shall not use or disclose any such Confidential Information for any purpose, except as provided in Sections 3.1 and 3.2 above. The foregoing restrictions on disclosure of Confidential Information shall not apply to information:

(a)which, at the time of receipt by COMPANY, is available to the public; or
(b)which becomes public knowledge other than by an act or omission on the part of the COMPANY; or
(c)which COMPANY can prove was known to the COMPANY before the date of its disclosure by MAYO; or
(d)which is legally acquired by COMPANY from a third-party not bound to MAYO by any express or implied obligation of secrecy; or
(e)which COMPANY can demonstrate, by appropriate written documentation, was developed by it independently of the disclosure by MAYO

(f)which is required (i) for regulatory filings from TapImmune to the Securities Exchange Commission or (ii) to respond to any legal action against the Company. In the event the COMPANY thus becomes legally compelled to disclose any Confidential Information, it shall provide MAYO with prompt written notice of the same and may furnish only that portion of the Confidential Information that it is reasonably advised by COMPANY’s counsel as legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

Article 5.  Agreement Term

5.1 This Agreement shall be effective from the Effective Date and shall expire on the occurrence of any one of the following events.

(a)	Expiration of thirty (30) days after MAYO delivers to the COMPANY a final report that includes the data and results generated from the Phase I Trial completed by MAYO under the IIRA.
(b)	Receipt by MAYO of a written notice from the COMPANY declining to exercise the Option granted under this Agreement.
(c)
Material breach of any of the terms of this Agreement by a party to this Agreement, which if not cured by the party in breach within fifteen (15) days of receiving a written notice from the other party informing about such material breach.

Article 6.  General.

6.1 Assignment: Neither this Agreement nor any of the rights or obligations of either party under the Agreement may be assigned by a party without the written consent of the other party.

6.2 Survival: The obligations of Sections 2.2, 2.4, 3.1, 3.2 and 4.1 shall survive the expiration of this Agreement.

6.3 Waiver: The failure of either party to insist at any time upon the strict observance or performance of any of the provisions of the Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy and shall not be construed to be a waiver or relinquishment. Furthermore, no waiver or any provision of this Agreement by either party shall be construed as a waiver of any other provision or as a waiver of the same provision at any subsequent time.

6.4 Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral and written agreements, proposals and discussions relating to the same subject matter. The Agreement may be amended only in writing and signed by each of the Parties.

6.5 Integration: This Agreement may be executed in any number of counterparts, each of which shall be considered as an original and all of which together will be deemed to be one and the same instrument.

6.6 Severability: If any terms or conditions of this Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the Parties, those terms and conditions shall be deemed automatically deleted in such jurisdiction(s) only, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed in a given jurisdiction or if such a deletion leaves terms and conditions thereby made clearly illogical or inappropriate in effect, Parties agree to substitute new terms and conditions as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws, regulations or court order of such jurisdiction. Parties desire the terms and conditions herein to be valid and enforced to the maximum extent permitted by law, regulation or court order in a given jurisdiction.

6.7 Interpretation:  Parties are equally responsible for the preparation of this Agreement, and in any judicial proceeding the terms hereof shall not be more strictly construed against one party than the other.

6.8 Independent Contractors:  The Parties are independent contractors, and this Agreement does not create any agency, joint venture, partnership, or any other joint relationship between the two.

6.9 Headings: The headings of articles and sections used in this document are for convenience of reference only.

6.10 Notices: Any notice required to be given under this Agreement is properly provided if in writing and sent to the party at its address, facsimile number or E-mail given below, or as otherwise designated by the Parties from time to time in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile or E-mail, if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one day after deposit with a nationally recognized overnight carrier service with charges prepaid.

Mayo Foundation for Medical Education and Research:
Office of Intellectual Property – MCHS
200 First Street SW
Rochester, Minnesota 55905-0001
Attention: Manu Nair or Operations
Facsimile:(507) 284-5410
E-mail: patents@mayo.edu

TapImmune, Inc:
800 Bellevue Way, Suite 400,
Bellevue, WA 98004
Attention:  Glynn Wilson, PhD; Chairman & Principal Executive Officer
Facsimile:(425) 462-5638
E-mail: gwilson@TapImmune.com

6.11 Governing Law: This Agreement and its effects are subject to and shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to its conflict of laws and choice of law provisions.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized representative as of the Effective Date.

MAYO FOUNDATION FOR MEDICALTAPIMMUNE, INC:
EDUCATION AND RESEARCH

By:                                                              By:
Name: Steven Van NurdenName: Glynn Wilson, PhD
Title:   Assistant TreasurerTitle:  Chairman & Principal Executive
   Officer
Date:                                                           Date: